Exhibit 99.1

MONITRONICS INTERNATIONAL ACQUIRES 93,000 HIGH QUALITY SUBSCRIBER ACCOUNTS

- Transaction boosts Monitronics’ total subscriber accounts by 13% -

Englewood, CO - October 26, 2012 - Ascent Capital Group, Inc (“Ascent”) (Nasdaq: ASCMA) announced today that its wholly-owned subsidiary, Monitronics International, Inc. (“Monitronics” or  the “Company”), has acquired approximately 93,000 recently created subscriber accounts representing $4.4 million of gross recurring monthly revenue (“RMR”) from Pinnacle Security for a purchase price of $131 million (after giving effect to certain purchase price adjustments).  Pinnacle is not responsible for post-acquisition attrition or service. The accounts have approximately 75% penetration of interactive services.

“We are pleased to have completed this significant transaction that will serve to drive strong growth in revenue, adjusted EBITDA and RMR,” said Mike Haislip, Chief Executive Officer of Monitronics. “We can integrate these accounts with significant operating leverage which will provide strong incremental cash flow. The quality of the acquired accounts and the high rate of interactive service penetration also make these an attractive addition to our portfolio.  Further, as part of the transaction, Monitronics and Pinnacle have established a continuing relationship which should augment our ongoing account creation for several years to come.”

Monitronics used its existing revolving credit facility and issued $30 million of incremental Term B debt to fund the acquisition. The Company expects to refinance the revolver though a new Senior Secured Term B offering.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future acquisition of subscriber accounts, the completion of a new senior secured Term B offering, the repayment of Monitronics’ revolving existing credit facility, business strategies and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the availability of quality subscriber accounts for purchase, the ability of Monitronics to complete the Term B offering and repay its revolving credit facility, general market and economic conditions and other matters affecting both Ascent and Monitronics. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent and Monitronics, including the most recent Forms 10-Q, 10-K (in the case of Ascent) and S-4 (in the case of Monitronics) and any subsequently filed Form 8-K, for additional information about

Ascent and Monitronics and about the risks and uncertainties related to their business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com